Exhibit 99.01

             Federal Court Awards LG&E Energy Corp. Big Rivers Deal

LOUISVILLE, Ky., March 19 /PRNewswire/ -- A federal bankruptcy court selected LG&E Energy Corp.'s (NYSE:LGE) proposal to lease the generating assets of Big Rivers Electric Corporation in a court ordered auction today. Under the terms of the proposal, LG&E will lease the approximate $1.3 billion of generating assets of the Henderson, Ky.-based cooperative for 25 years and provide power to Big Rivers to serve its member cooperatives and their 90,000 customers at reduced rates. The bankruptcy court established the auction process on Feb. 19 to ensure that Big Rivers' creditors would receive the highest possible value from the chapter 11 bankruptcy proceeding.

"This is a significant advancement for LG&E Energy in the competitive energy market," said Roger Hale, Chairman and Chief Executive Officer, LG&E Energy Corp. "We will have access to approximately 1,700 megawatts of low-cost generating capacity to serve an important new customer base and also will enhance our strategic marketing position. LG&E Energy shareholders can expect to see a significant accretion in earnings beginning in 1998 as a result of this agreement."

The LG&E Energy proposal mirrors the transaction structure outlined in Big Rivers' reorganization plan under which Big Rivers would have leased its generating assets to Pacificorp. However, the LG&E Energy plan provides $50 million of additional value over the Pacificorp arrangement to Big Rivers, its member cooperatives, customers and creditors.

LG&E Energy and Big Rivers will now complete negotiations with creditors and customers and file a reorganization plan that details the terms of the proposal in order to bring resolution to the long bankruptcy process.

LG&E Energy Corp. is an industry-leading energy services holding company headquartered in Louisville, Ky. The company has assets and operations in retail and wholesale power and natural gas services and marketing. It has offices, operations and partnership projects throughout the U.S. as well as Canada, Argentina and Spain.

Statements made in this release that state the company's or management's intentions, expectations or predictions of the future are forward looking statements. The company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The company's SEC filings, including but not limited to its Form 10-Q filed with the SEC on November 12, 1996, and its Form 8-K filed with the SEC on November 25, 1996, contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.